EXECUTION VERSION

Exhibit 4.5d

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 19th day of July, 2007, by and between Grand Toys International Limited, a limited company organized under the laws of Hong Kong, having its principal office at Room UG202, Floor UG2, Chinachem Golden Plaza, 77 Mody Road, Tsimshatsui, Kowloon, Hong Kong (“Grand”), and David C.W. Howell, an individual residing at 64C Sheung Sze Wan, Clearwater Bay, Sai Kung, New Territories, Hong Kong (“Employee”).

WHEREAS, Grand is desirous of employing Employee as its executive vice president and chief financial officer, and Employee is willing to serve Grand in such capacity, all upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1. DEFINITIONS.

The following terms, when used in capitalized form in this Agreement, shall have the meanings attributed to them in this Section:

(a) “2004 Plan” means the 2004 stock option plan adopted by Grand, as amended from time to time.

(b) “Change in Control” means the occurrence of any one of the following events:

(i) individuals who, as of the date of the Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of the Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Grand in which such person is named as a nominee for director, without written objection to such nomination) shall be deemed to be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Grand as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) any “person” (as such term is defined in Section 3(a)(9) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Grand representing 50% or more of the combined voting power of Grand’s then outstanding securities eligible to vote for the election of the Board (the “Grand Voting Securities”) or any person who beneficially owns 50% of the Grand Voting Securities increases their beneficial ownership by more than 5%; provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by Grand or any member of the Grand Group, (B) by any employee benefit plan (or related trust) sponsored or maintained by Grand or any member of the Grand Group, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), or (E) pursuant to any acquisition by Employee or any group of persons including Employee (or any entity controlled by Employee or any group of persons including Employee);

EXECUTION VERSION

(iii) the consummation of a merger, consolidation, statutory share exchange, merger or similar form of corporate transaction involving Grand or any member of the Grand Group that requires the approval of Grand’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Grand Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Grand Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Grand Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation or an existing Grand shareholder, with greater than 50% beneficial ownership of the Grand Voting Securities prior to the Business Combination, whose percentage beneficial ownership compared to the other Grand shareholders in existence immediately prior to the Business Combination does not change on consummation of the Business Transaction), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) the stockholders of Grand approve a plan of complete liquidation or dissolution of Grand or the consummation of a sale of all or substantially all of Grand’s assets.

Notwithstanding the foregoing, a Change in Control of Grand shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Grand Voting Securities as a result of the acquisition of Grand Voting Securities by Grand which reduces the number of Grand Voting Securities outstanding; provided, that if after such acquisition by Grand such person becomes the beneficial owner of additional Grand Voting Securities that increases the percentage of outstanding Grand Voting Securities beneficially owned by such person, a Change in Control of Grand shall then occur.”

EXECUTION VERSION

(c) “Dollars” and “US$” means United States dollars.

(d) “Good Reason” shall mean the occurrence after a Change in Control of any of the following events without the Employee’s express written consent: (i) the assignment to the Employee of duties inconsistent with his position and status as an executive of the Grand Group, or a substantial alteration in the nature, status or prestige of the Employee’s responsibilities with the Grand Group from those in effect immediately prior to such Change in Control; or (ii) a reduction in the Employee’s base salary or bonus at the rate most recently approved by the Board prior to the occurrence of such Change in Control; or (iii) any other material adverse change in the terms or conditions of the Employee’s employment hereunder following the occurrence of such Change in Control.

(e) “Grand Group” means Grand and any other corporation or other entity which at the relevant time is more than fifty percent (50%) owned, directly or indirectly, by Grand.

(f) “Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

(g) “Termination” means, according to the context, the termination of this Agreement or the cessation of rendering employment services by Employee.

2. EMPLOYMENT.

Grand agrees to employ Employee, and Employee agrees to be employed by Grand, upon the terms and subject to the conditions of this Agreement.

3. TERM.

The term of this Agreement shall be for a period of two (2) years commencing as of July 6, 2007, unless sooner terminated as hereinafter provided (the “Term”).

4. DUTIES; EFFORTS; INDEMNIFICATION.

(a) During the Term of this Agreement, Employee shall serve as Executive Vice President - Finance of Grand and, beginning on September 1, 2007, as Chief Financial Officer, reporting directly to the Chief Executive Officer. Employee shall be responsible for the management of financial and accounting matters affecting the Grand Group, including without limitation the preparation of financial statements and compliance with applicable securities laws and regulations, as well as such other duties as are commensurate with such position. Employee shall also perform such executive duties as may be assigned to him from time to time by the Board of Directors of Grand (the “Board”) or the Chief Executive Officer so long as such duties are not inconsistent with the duties commensurate with a principal financial officer of a company of comparable size. Employee shall perform his duties under this Agreement principally in Hong Kong.

EXECUTION VERSION

(b) Employee agrees that Employee shall comply with all of the applicable policies, rules or codes of conduct generally in effect for employees of Grand or the Grand Group during the Term of his employment.

(c) Employee shall devote all of his business time, attention and energies, on a full time and exclusive basis, to the business of the Grand Group, shall use his best efforts to advance the best interests of Grand, and shall not during the Term be engaged in any other business activities, whether or not such business activities are pursued for gain, profit or other pecuniary advantage, without Board consent; provided, however, that, it shall not be a violation of this Agreement for Employee to (i) serve on corporate, civic or charitable boards or committees, or (ii) manage passive personal investments, in either case so long as any such activities do not interfere with the performance of his responsibilities as an employee of Grand in accordance with this Agreement.

5. COMPENSATION AND BENEFITS.

(a) Base Salary. Grand agrees to pay Employee, and Employee agrees to accept from Grand, a salary at the rate of US$375,000 per annum (“Base Salary”) payable in accordance with Grand’s payroll practices for its executive employees to Employee’s bank account in Hong Kong as provided in writing by Employee. Employee shall receive annual salary reviews by the Board with a view to ensuring that it remains commensurate with the time and effort required for the discharge of his responsibilities pursuant to this Agreement, provided that such salary shall not be reduced below the Base Salary. After a Change in Control, Employee’s salary shall not be reduced below the level immediately prior to the Change in Control. For any period during the Term that Employee is working on a basis other than full-time, the Base Salary shall be adjusted pro rata for the reduced work schedule, as mutually agreed by Employee and Grand.

(b) Executive Bonus. Employee will participate in any Grand executive bonus program that is established by the Board.

(c) Provident Fund. Grand will contribute to a provident fund for the benefit of Employee on such terms and conditions to be agreed between Grand and Employee.

(d) ADSs Options. In addition to the amounts of compensation provided in subsections (a), (b) and (c) of this Section 5, Employee shall be eligible for the following incentive compensation:

(i) Grand shall grant to Employee the following option to purchase American Depositary Shares (“ADSs”) representing beneficial ownership in ordinary shares in the capital of Grand at an exercise price per ADS which shall be equivalent to the closing market price thereof on the last trading day prior to the date of the grant on which securities markets in the United States are open, subject to the terms and conditions of this Section 5 and the 2004 Plan; provided, however, that each such grant shall be subject to the condition that Employee continues to be employed in good standing by Grand Group through the relevant date of grant.

(1)  First, 300,000 ADSs options shall be granted as of the date of this Agreement; and

EXECUTION VERSION

(2)  Second, 300,000 ADSs options shall be granted on the first anniversary of the date of the first grant.

Unless otherwise provided herein or in the 2004 Plan, the ADSs options shall become vested as to ADSs representing 100,000 shares on each of the first, second and third anniversaries of each grant and shall expire on the tenth anniversary of the relevant date of grant.

(ii) The number of ADSs subject to the ADS Options will be adjusted for stock splits and reverse splits; provided that such number of ADSs shall not be adjusted if Grand should otherwise change or modify its capitalization, including but not limited to the issuance by Grand of new securities (including options or convertible securities), ESOP’s or other employee stock plans. It is the intent of the parties that the ADSs subject to the ADS options shall be subject to dilution, except for stock splits and reverse splits.

(iii) Upon the occurrence of a Change in Control, Termination by Grand without Cause, Disability of Employee or non-renewal of terms of this Agreement after expiry, all of Employee’s then unvested ADS Options in Grand shall vest and all outstanding ADS Options shall become immediately exercisable only for a period of 90 days from the date of such occurrence. If Employee’s employment is terminated by Grand without Cause after a definitive agreement for a transaction that would constitute a Change in Control has been approved by the shareholders of Grand, but before such transaction is consummated, Employee’s ADS Options in Grand shall vest on the date of such termination without Cause. Income realized by Employee as a result of the acceleration of vesting of equity compensation or otherwise resulting from a Termination/Change in Control is specifically paid in consideration of post-employment restrictions of Sections 9 and 10 hereunder.

(iv) In the event of the termination of Employee’s employment by Grand for Cause or by Employee voluntarily (other than as a result of Grand’s material breach of this Agreement), all of Employee’s then outstanding unvested ADS Options shall be terminated and shall be null and void, and any vested options shall become exercisable only for a period of 90 days from the date of termination.

(v) Except as otherwise set forth herein, the terms and conditions of the 2004 Plan shall govern the ADS Options.

(e) Paid Leave. Employee shall be entitled to five (5) weeks paid leave during each year of this Agreement taken at such times as mutually convenient to Employee and Grand Group.

(f) Out-of-Pocket Expenses. Grand shall promptly reimburse Employee for the reasonable expenses incurred by him in the performance of his duties hereunder in accordance with Grand’s policies in effect from time to time, including, without limitation, those incurred in connection with business related travel or entertainment, provided that Employee provides proper documentation setting forth information sufficient to establish:

(i) the amount, date, and place of each such expense;

(ii) the business reason for each such expense and the nature of the business benefit derived or expected to be derived as a result thereof; and

EXECUTION VERSION

(iii) the names, occupations, addresses, and other information sufficient to establish the business relationship to Grand Group of any person who was entertained by Employee.

6. TERMINATION.

(a) Termination without Cause. After the first anniversary of Employee’s employment with Grand, i.e., July 6, 2008, either party may terminate the Agreement without Cause (as defined below) upon six months’ written notice.

(b) Termination for Cause. Grand shall have the right to terminate Employee’s employment for Cause. For the purpose of this section, the term “Cause” shall mean:

(i) breach of or failure to comply with any of the material terms of this Agreement including, but not limited to, Sections 4, 9,10, or 11 of this Agreement;

(ii) failure to perform his duties under this Agreement, including refusing to carry out the reasonable written instructions of the Board or deliberately and internationally disregarding the lawful instructions from the Board, in either case which instructions are consistent with the responsibilities and duties of Employee contemplated by this Agreement;

(iii) material breach by Employee of a fiduciary obligation to any member of Grand Group;

(iv) intentional commission by Employee of any act or omission to perform any act (excluding the omission to perform any act attributable to Employee’s Disability) which results in or is intended to result in material adverse consequences to any member of Grand Group or which results in or is intended to result in substantial personal enrichment of Employee at the expense of any member of Grand Group;

(v) any attempt by Employee to assign or delegate this Agreement or any of the rights, duties, responsibilities, privileges or obligations hereunder without the prior written consent of Grand (except in respect of any delegation by Employee of his employment duties hereunder to other employees of Grand Group in accordance with its usual business practice);

(vi) commission of any act of fraud, larceny, misappropriation of funds or embezzlement or conviction of a felony or a crime of moral depravity under the laws of the United States or Hong Kong;

(vii) death of Employee;

(viii) declaration by a court that Employee is insane or incompetent to manage his business affairs; or

(ix) the filing of any petition or other proceeding seeking to find Employee bankrupt or insolvent.

EXECUTION VERSION

Termination for Cause shall become effective upon a resolution adopted by the Board finding an occurrence of an event giving rise to Cause, except that in the case of subsections (i), (ii), (iii), (iv) and (v), Employee shall receive thirty (30) days’ advance written notice that the Board intends to meet to consider Employee’s termination and specifying the actions constituting Cause, Employee shall have the opportunity to cure the conduct constituting Cause during such thirty (30) day period. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Grand shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Grand.

(c) Termination for Disability. Grand shall have the right to terminate Employee’s employment as a result of Employee’s “Disability.” For the purposes of this Agreement, a termination for Disability shall occur:

(i) immediately after the Board has provided a written termination notice to Employee supported by a written statement from a reputable independent physician selected by Grand to the effect that Employee shall have become so incapacitated as to be unable to resume, within twelve (12) weeks, his employment hereunder by reason of physical or mental illness or injury; or
(ii) upon rendering of a written termination notice by Grand after Employee has been unable to substantially perform his duties hereunder for a cumulative period of twelve (12) weeks in any twelve (12) month period by reason of physical or mental illness or injury.

Employee agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician selected by Grand for the purpose of a termination pursuant to Section 6(c)(i).

(d) Termination/Change in Control. Employee may terminate this Agreement if Employee has Good Reason for such Termination following a Change in Control. Such Termination by Employee is hereinafter referred to as Termination/Change in Control.

7. EFFECT OF TERMINATION.

(a) Termination for Cause by Grand, by Employee voluntarily or upon expiration of the Term. In the event that Employee’s employment is terminated by Grand for Cause or by Employee voluntarily (other than as a result of Grand’s material breach of this Agreement) or upon expiration of the Term, the Employee shall not be entitled to receive any further compensation and benefits under the provisions of this Agreement after the effective date of such Termination.

(b) Termination without Cause by Grand, for Disability, or Termination/Change in Control. In the event of termination without Cause by Grand, Disability of Employee or Termination/Change in Control, (i) Grand will continue to pay Employee his Base Salary until the earlier of six months from the effective date of Termination or the expiration of the Term of this Agreement, and (ii) Employee’s ADS options will be treated as set forth in Section 5(d) hereof.

EXECUTION VERSION

(c) This Section 7 sets forth the entire obligation of Grand with respect to the termination of Employee’s employment with Grand, and Employee acknowledges that upon the Termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided herein.

8. RETURN OF RECORDS AND PROPERTY.

Upon Termination of Employee’s employment with Grand for any reason, Employee shall deliver promptly to Grand all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports), designs, drawings, formulae, data, tables or calculations or copies thereof, which are the property of Grand or which relate in any way to the business, products, practices or techniques of Grand, and all other property, trade secrets and confidential information of Grand, including, but not limited to, all tangible, written, graphical, machine readable and other materials (including all copies) which in whole or in part contain any trade secrets or Confidential Information of Grand which in any of these cases are in Employee’s possession or under Employee’s control.

9. RESTRICTION OF COMPETITION; NON-SOLICITATION; INTERFERENCE.

(a) As a significant inducement to Grand to enter into and perform its obligations under this Agreement, during the Term and for a period of one year after expiration or any Termination (other than in the event of a Termination/Change in Control) of such employment for any reason (either by Employee or Grand), with or without cause, voluntarily or involuntarily (the Term and the additional year together “Prohibition Period”), Employee agrees that

(i) he will not, directly or indirectly, engage in, be employed by or become affiliated with any person or entity which offers, develops, performs or is engaged in services, products or systems which are competitive with the business of Grand Group or any other products, services or systems hereafter developed, produced or offered by Grand Group, at or prior to the date of the termination of Employee’s employment (“Grand Business”), anywhere Grand Group engages in business activities during the period of Employee’s employment with Grand;

(ii) during the Prohibition Period, he will not, directly or indirectly, become an owner or member, to the extent of an ownership interest of five percent (5%) or more, of a joint venture, partnership, corporation or other entity, or a consultant, employee, agent, officer or director of a corporation, joint venture, partnership or other entity, which is competitive with, directly or indirectly, the Grand Business; and

(iii) if at any time during the Prohibition Period Employee accepts new employment of or becomes affiliated with a third party, Employee shall immediately notify Grand of the identity and business of Employee’s new employer or affiliation.

EXECUTION VERSION

Without limiting the foregoing, Employee’s obligation to give notice under this Section 9(a) shall apply to any business ventures in which Employee proposes to engage, even if not with a third-party employer (such as, without limitation, a joint venture, partnership or sole proprietorship). Employee hereby consents to Grand notifying any such new employer or business venture of the terms of the covenants in this Section 9.

(b) During the Prohibition Period, Employee shall not (i) induce or attempt to induce any Grand Group employee to leave Grand Group’s employ, or in any way interfere adversely with the relationship between any such employee and Grand Group; (ii) induce or attempt to induce any Grand Group employee to work for, render services to, provide advice to, or supply Grand Group confidential business information or trade secrets to any third person, firm or corporation; (iii) employ, or otherwise pay for services rendered by, any Grand Group employee in any business enterprise with which Employee may be associated, connected or affiliated; or (iv) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Grand Group to cease doing business with Grand Group, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor or other business relation and Grand Group.

10. PROTECTION OF CONFIDENTIAL INFORMATION AND PROPRIETARY INFORMATION.

(a) Employee understands and agrees that he will be exposed to (or have access to) confidential information, knowhow, knowledge, data, techniques, computer software and hardware, and trade secrets of Grand Group or related to the Grand Business, including, without limitation, customer or supplier requirements, notes, drawings, writings, designs, plans, specifications, records, charts, methods, procedures, systems, price lists, financial data, records, and customer or supplier lists (collectively “Confidential Information”). Notwithstanding the above, the following shall not be considered “Confidential Information” within the meaning of this section: (i) information known to Employee or to the public at the date of this Agreement; and (ii) information which hereafter becomes known to the public through no fault of Employee. Accordingly, except as permitted or required in the performance of his duties for Grand Group, Employee agrees not to disclose, divulge, make public, utilize, communicate or use, whether for his own benefit or for the benefit of others, either directly or indirectly, any Confidential Information relating to the Grand Business unless specifically authorized in writing by Grand to do so. In addition, Employee shall comply with the terms of any confidentiality agreement by which Grand is bound to a third party.

(b) Employee shall promptly communicate and disclose to Grand Group all information, inventions, improvements, discoveries, knowhow, methods, techniques, processes, observations and data (“Proprietary Information”) obtained, developed, invented or otherwise discovered by him in the course of this employment. All written materials, records, computer programs or data and documents made by Employee or coming into his possession during the employment period concerning any Proprietary Information used or developed by Grand Group, or by Employee, shall be the sole exclusive property of Grand Group. Employee shall have no right, title or interest therein notwithstanding that he may have purchased the medium on which such Proprietary Information is recorded.

EXECUTION VERSION

(c) Upon Termination, Employee shall not take with him any of the Confidential Information or Proprietary Information. Upon Termination, or at any time upon the request of Grand, Employee shall promptly deliver all Confidential Information and Proprietary Information, and all copies thereof, to Grand Group with no cost or charge to Grand Group. Upon request by Grand, Employee shall promptly execute and deliver any documents necessary or convenient to evidence ownership of the Confidential Information and Proprietary Information by Grand Group, or the transfer and assignment of the Confidential Information and Proprietary Information to Grand Group without cost or charge. The provisions of this Section 10 shall survive any Termination of this Agreement.

11. Other Agreements.

Employee hereby represents that he is not bound by the terms of any agreement with any previous employer, or with any other party, that would impair his right or ability to enter the employment of Grand or perform fully his obligations pursuant to this Agreement. Employee further represents and warrants that his performance of all the terms of this Agreement and as an executive of Grand does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with Grand.

12. Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon Grand and its successors and assigns, including but not limited to any corporation, person or other entity which may acquire all or substantially all of the assets and business of Grand or any corporation with or into which it may be consolidated or merged. This Agreement shall not be assignable, in whole or in part, by any party without the written consent of the other party, except that (i) Grand may assign its rights and obligations to another present or future member of Grand Group and (ii) Employee may, without the prior consent of any member of Grand Group, assign to his spouse, or to an immediate family member, proceeds of payments resulting from his death or a disability which, in either case, occurs after a termination of this Agreement. After any assignment by Grand, Grand shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be Grand for the purposes of all provisions of this Agreement including this Section 12.

13. COUNTERPARTS.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14. GOVERNING LAW AND FORUM.

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong without reference to the choice of law principles thereof. The parties agree that any dispute or litigation in anyway relating to this Agreement or to employee’s employment by Grand, including, but not limited to, the termination of this Agreement or of Employee’s employment will be subject to the exclusive jurisdiction of the Hong Kong courts.

EXECUTION VERSION

15. ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

16. VALIDITY OF PROVISIONS.

Should any provision(s) of this Agreement be void or unenforceable in whole or in part, the remainder of this Agreement shall not in any way be affected thereby, and such provision(s) shall be modified or amended so as to provide for the accomplishment of the provision(s) and intentions of this Agreement to the maximum extent possible.

17. MODIFICATIONS OR DISCHARGE.

This Agreement shall not be deemed waived, changed, modified, discharged or terminated in whole or in part, except as expressly provided for herein or by written instrument signed by all parties hereto.

18. NOTICES.

Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (i) upon delivery, if delivered by hand and followed by notice by mail or facsimile transmission, or electronic mail, (ii) three (3) days after the date of deposit in the mails, if mailed by certified or registered mail (return receipt requested), or (iii) on the next business day, if mailed by an overnight mail service to the parties or sent by facsimile transmission,

If to Grand:

Grand Toys International Limited
Room UG202, Floor UG2 Chinachem
Golden Plaza 77 Mody Road
Tsimshatsui East Kowloon, Hong Kong
Attention: Jeff Hsieh
Facsimile No.: (852) 2520 5515

with copies to:

Dorsey & Whitney
One Pacific Place, Suite
3008 88 Queensway
Hong Kong
Attention: Steven C. Nelson, Esq.
Facsimile No.: (852) 2524-3000

EXECUTION VERSION

If to Employee:

Mr. David C.W. Howell
64C Sheung Sze Wan, Clearwater Bay,
Sai Kung, New Territories, Hong Kong
Telephone:	852-2791-1654
Telefax:	852-2791-1514

19. NUMBER; GENDER.

In this Agreement, the masculine shall include the feminine and neuter and vice versa, and the singular shall include the plural and vice versa, as the context may reasonably require or permit.

20. INDEMNIFICATION.

If any disputes shall arise under this Agreement involving the Termination of Employee’s employment with Grand, Grand shall indemnify Employee, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Employee in connection with such contest or dispute if Employee’s claim is upheld by a court of competent jurisdiction; Employee shall indemnify Grand, on a current basis, for all reasonable legal fees and expenses incurred by Grand in connection with such contest or dispute if the court issues a final and non-appealable order setting forth the determination that the position taken by Employee was frivolous or advanced by Employee in bad faith.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GRAND TOYS INTERNATIONAL LIMITED

By:	/s/ Jeff Hsieh
Name: Jeff Hsieh Title: Chief Executive Officer

/s/ David C.W. Howell
David C.W. Howell